Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION REPORTS

FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2008

—Reports Loss Per Diluted Share of 72 Cents for the Fourth Quarter 2008—

SANTA ANA, Calif., Feb. 26, 2009 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the fourth quarter and 12 months ended Dec. 31, 2008.

Total revenues for the fourth quarter of 2008 were $1.4 billion, a decrease of 28 percent relative to the fourth quarter of 2007. Net loss was $66.9 million, or 72 cents per diluted share, in the fourth quarter of 2008, compared with a net loss of $67.5 million, or 74 cents per diluted share, in the fourth quarter of 2007. The current quarter loss includes, on an after-tax basis, a reserve strengthening adjustment of $50.7 million, intangible asset impairments of $13.7 million and employee separation and other restructuring costs of $11.3 million. These items reduced net income by $75.7 million, or 82 cents per diluted share.

Current Quarter Highlights

•	Operating cash flow of $44.5 million during the fourth quarter

•	Increased transaction activity throughout the fourth quarter

•	Continued progress on company-wide expense-reduction initiatives

•	Salary and other personnel costs decreased 29 percent relative to the prior year and 13 percent relative to the prior quarter

“In 2008, we responded aggressively and decisively to restructure our company in the face of a very difficult economic environment,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “We are encouraged by the recent government actions, which we feel will materially improve the real estate economy. The strong order counts we are experiencing in our businesses bode well for our future operating results.”

Financial Services Group

Current Quarter Highlights:

•	Open order volumes improved each month during the quarter

•	Title Insurance and Services segment salaries and other personnel costs decreased by 35 percent

•	Title Insurance and Services segment employee reduction of approximately 1,210 is expected to result in annualized savings of $61.0 million

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First American Reports Financial Results for the Fourth Quarter and Full Year 2008

•	Title Insurance and Services segment other operating expenses decreased by 34 percent

•	Seventy title insurance office closures expected to yield $5.5 million of annualized savings

“Our Title Insurance and Services segment continued to aggressively reduce expenses during the fourth quarter, but our results were negatively impacted by a reserve strengthening adjustment,” stated Dennis J. Gilmore, chief executive officer of the company’s Financial Services Group. “We are proud of the dramatic progress we have made in improving the operating efficiency of our business. We will continue these efforts, especially through centralization and tight expense controls. The structural changes we have made to the organization will enhance our future earnings power.”

Title Insurance and Services. During the fourth quarter of 2008, total revenues in the Title Insurance and Services segment were $811.9 million, a 32 percent decrease from the same quarter of 2007. Factors contributing to these results were a decline in the number of title orders closed, a decrease in the average revenue per order closed and the termination of certain agency relationships. Average revenue per direct title order was $1,462, a 19 percent decline relative to the fourth quarter of 2007. The company’s direct operations closed 284,800 title orders for the fourth quarter of 2008, a decrease of 16 percent, when compared with 339,700 title orders closed in the fourth quarter of 2007.

Salary and other personnel costs were $258.1 million, a 35 percent decrease, compared with the fourth quarter of 2007, primarily due to employee reductions, salary reductions, the modification of bonus programs and reduced benefit costs. This segment reduced employees by approximately 1,210 during the fourth quarter of 2008. Included in salary and other personnel costs for the third quarter of 2008 were $8.0 million of employee separation costs.

Other operating expenses were $196.9 million, a decrease of 34 percent, compared with the fourth quarter of 2007. The decrease was primarily due to a reduction in title production costs, lower occupancy costs and other cost-containment programs. Other operating expenses include $5.5 million of lease termination costs incurred during the fourth quarter of 2008.

The loss provision for claims during the fourth quarter of 2008 was 17.0 percent of operating revenues, versus 14.8 percent in the fourth quarter of 2007. Both quarters reflect adverse claims development. The current quarter rate reflects the expected claims experience for policy year 2008, plus adverse development primarily for policy years 2006 and 2007. The expected claims experience for policy year 2008 is 6.6 percent, unchanged relative to the prior quarter.

Pretax loss for the Title Insurance and Services segment was $94.2 million in the fourth quarter of 2008, compared with pretax loss of $185.5 million in the fourth quarter of 2007. Results for the current quarter include a reserve strengthening adjustment of $78.0 million, employee separation costs of $8.0 million, lease termination costs of $5.5 million and net realized investment losses of $1.1 million. Excluding these items, adjusted pretax loss for the Title Insurance and Services segment was $1.6 million.

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First American Reports Financial Results for the Fourth Quarter and Full Year 2008

Specialty Insurance. Total revenues at First American’s Specialty Insurance segment were $72.4 million in the fourth quarter of 2008, a 7 percent decrease relative to the fourth quarter of 2007. The decrease primarily reflected a decline in business volume impacting both the property and casualty insurance business and home warranty business. Pretax income was $0.4 million in the fourth quarter of 2008, versus $4.2 million in the fourth quarter of 2007.

Information Solutions Group

Current Quarter Highlights:

•	Increased transaction activity throughout the fourth quarter

•	Strong growth in mortgage risk analytics and default-related businesses

•	Twenty-five new clients signed during the quarter

•	Salary and other personnel expenses declined 17 percent relative to the fourth quarter of 2007

•	Cost-savings initiatives implemented during 2008 are expected to result in an incremental savings of $45.0 million.

“Demand for our products increased each month during the fourth quarter,” stated Frank V. McMahon, chief executive officer of the company’s Information Solutions Group. “Our strength in mortgage risk analytics and default solutions helped offset declines in our origination businesses. The company signed several new clients in our loan modification, tax and appraisal businesses. We continue to focus on the demands of the lenders and servicers by providing new products that meet their evolving needs.”

Information and Outsourcing Solutions. Total revenues at the Information and Outsourcing Solutions segment were $164.8 million in the fourth quarter of 2008, a 5 percent decrease from the prior year. The decline was primarily a result of a decrease in tax service, flood certification and appraisal-related revenues, offset in part by an increase in volume at the default-related businesses. Pretax income during the quarter was $22.0 million, a 21 percent decrease from the prior year.

Data and Analytic Solutions. Total revenues at the Data and Analytic Solutions segment were $138.4 million in the fourth quarter of 2008, a 4 percent increase relative to the fourth quarter of 2007. However, there was a decline in operating revenues that was primarily a result of a decrease in traditional loan origination-related products and mortgage securitization risk analytics. These decreases were offset in part by growth in mortgage risk analytics and risk mitigation, custom and licensing product revenues. Pretax income was $22.1 million in the fourth quarter of 2008, compared with $5.4 million in the fourth quarter of 2007, which includes a $17.9 million net realized investment loss. Profitability in the fourth quarter of 2008 was adversely impacted by the results of the segment’s second lien product company, which posted a pretax loss of $3.0 million in the quarter. Results for the current quarter include employee separation costs of $2.7 million, intangible asset impairments of $2.3 million and lease termination costs of $0.7 million. Excluding these items, adjusted pretax income for the Data and Analytic Solutions segment was $27.8 million. The increase in profitability in the segment resulted from aggressive cost-reduction initiatives.

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First American Reports Financial Results for the Fourth Quarter and Full Year 2008

Risk Mitigation and Business Solutions. Operating revenues at the Risk Mitigation and Business Solutions segment were $192.1 million in the fourth quarter of 2008, a decrease of 6 percent relative to the fourth quarter of 2007. The decrease was due to the downturn in domestic hiring, the decline in the mortgage industry, weakness in the credit markets and the overall economic slowdown. Pretax loss for the segment was $1.5 million. Results for the current quarter include intangible asset impairments of $20.0 million, employee separation costs of $0.7 million and lease termination costs of $1.0 million. Excluding these items, adjusted pretax income for the Risk Mitigation and Business Solutions segment was $20.2 million. Pretax income for the fourth quarter of 2007 was $148.1 million, which includes $117.7 million of net realized investment gains related to the sale of non-core assets.

Teleconference/Webcast

First American’s fourth quarter results will be discussed in more detail on Thursday, Feb. 26, 2009, at 11 a.m. EST, via teleconference. The toll-free dial-in number is (888) 982-7293. Callers from outside the United States may dial (210) 839-8631. The pass code for the event is FIRST AMERICAN. The live audio webcast of the call and the accompanying slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through March 4, 2009, by dialing (203) 369-0797. An audio archive of the call will also be available for replay on First American’s Web site.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With total revenues of approximately $6.2 billion in 2008, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 20 days after the end of each month.

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First American Reports Financial Results for the Fourth Quarter and Full Year 2008

Forward-Looking Statements

Certain statements made in this press release, including those related to the effect of recent government actions on the real estate economy, the effect of order counts on future operating results, annualized cost savings from employee reductions, facility closures and other cost-savings initiatives, the continuation of efforts to improve the operating efficiency of the business through centralization and tight expense controls, enhanced earnings power resulting from structural changes and expected claims experience for policy year 2008, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These and other forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” and other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; the inability to consummate the spin-off transaction or to consummate it in the form originally proposed as a result of, among other factors, the inability to obtain necessary regulatory approvals, the failure to obtain the final approval of the company’s board of directors, the inability to obtain third-party consents or undesirable concessions or accommodations required to be made to obtain such consents, the landscape of the real estate and mortgage credit markets, market conditions, the inability to transfer assets into the entity being spun-off or unfavorable reactions from customers, ratings agencies, investors or other interested persons; the inability to realize the benefits of the proposed spin-off transaction as a result of, among other factors, the factors described immediately above, increased borrowing costs, competition between the resulting companies, unfavorable reactions from employees, the inability of the financial services company to pay the anticipated level of dividends, the triggering of rights and obligations by the transaction or any litigation arising out of or related to the separation; consolidation among the company’s significant customers and competitors; changes in the company’s ability to integrate businesses which it acquires; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2007, as updated in Part II, Item 1A of the company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and Sept. 30, 2008, in each case as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release contains certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

(Additional Financial Data Follows)

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First American Reports Financial Results for the Fourth Quarter and Full Year 2008

Summary of Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2008	2007	2008	2007
Total revenues	$1,350,612	$1,876,611	$6,213,758	$8,222,383
Income (loss) before income taxes and minority interests	$(89,795)	$(56,406)	$44,211	$152,063
Income taxes (benefit) provision	$(32,114)	$(17,428)	$15,846	$43,689
Minority interests	$9,222	$28,521	$54,685	$111,493

Net (loss) income	$(66,903)	$(67,499)	$(26,320)	$(3,119)

Net (loss) income per share:
Basic	$(0.72)	$(0.74)	$(0.28)	$(0.03)
Diluted	$(0.72)	$(0.74)	$(0.28)	$(0.03)
Weighted average common shares outstanding:
Basic	92,900	91,722	92,516	94,649
Diluted	92,900	91,722	92,516	94,649
Title orders opened	394,600	469,300	1,960,800	2,401,500	(A)
Title orders closed	284,800	339,700	1,398,700	1,696,500	(A)
Paid title claims	92,573	95,807	310,750	301,160

(A)	Includes 35,300 title orders opened and 900 title orders closed associated with a government program established to help Louisiana residents recover from the impact of Hurricane Katrina. The program has been modified by the government, and the company does not anticipate this order volume to continue.

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First American Reports Financial Results for the Fourth Quarter and Full Year 2008

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$934,945	$1,162,569

Accounts and accrued income receivable, net	558,946	559,996

Income tax receivable	61,678	39,187

Investments:
Deposits with savings and loan associations and banks	182,117	198,055
Debt securities	1,718,320	1,368,212
Equity securities	110,126	147,102
Other long-term investments	371,157	457,764

	2,381,720	2,171,133

Loans receivable, net	151,692	116,751

Property and equipment, net	665,305	755,435

Title plants and other indexes	685,090	645,679

Deferred income taxes	149,473	23,274

Goodwill	2,594,738	2,567,340

Other intangible assets, net	298,411	346,207

Other assets	248,057	260,350

	$8,730,055	$8,647,921

Liabilities and Stockholders' Equity
Demand deposits	$1,298,221	$743,685
Accounts payable and accrued liabilities	994,093	1,123,624
Deferred revenue	728,844	756,202
Reserve for known and incurred but not reported claims	1,355,392	1,357,632
Notes and contracts payable	868,274	906,046
Deferrable interest subordinated notes	100,000	100,000

	5,344,824	4,987,189

Minority interests in consolidated subsidiaries	693,355	675,907

Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par value
Authorized—500,000 shares; outstanding—none
Common stock, $1 par value
Authorized—180,000,000 shares
Outstanding—92,963,000 and 91,830,000 shares	92,963	91,830
Additional paid-in capital	801,228	762,734
Retained earnings	2,099,654	2,205,994
Accumulated other comprehensive loss	(301,969)	(75,733)

	2,691,876	2,984,825

	$8,730,055	$8,647,921

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First American Reports Financial Results for the Fourth Quarter and Full Year 2008

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2008	2007	2008	2007
Revenues
Operating revenues	$1,303,758	$1,769,025	$6,080,648	$7,827,219
Investment and other income	49,935	81,434	232,281	320,070
Gain on stock issued by subsidiary	—	—	1,325	9,426
Net realized investment (losses) gains	(3,081)	26,152	(100,496)	65,668

	1,350,612	1,876,611	6,213,758	8,222,383

Expenses
Salaries and other personnel costs	446,532	629,448	2,100,756	2,603,551
Premiums retained by agents	285,960	472,711	1,374,452	2,111,798
Other operating expenses	406,858	507,242	1,780,580	2,072,733
Provision for policy losses and other claims	189,439	229,594	533,324	893,945
Depreciation and amortization	85,726	59,671	262,945	232,339
Premium taxes	9,593	14,214	46,366	65,720
Interest	16,299	20,137	71,124	90,234

	1,440,407	1,933,017	6,169,547	8,070,320

Income before income taxes and minority interests	(89,795)	(56,406)	44,211	152,063
Income taxes (benefit ) provision	(32,114)	(17,428)	15,846	43,689

Income before minority interests	(57,681)	(38,978)	28,365	108,374
Minority interests	9,222	28,521	54,685	111,493

Net (loss) income	(66,903)	(67,499)	(26,320)	(3,119)

Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on securities	(35,135)	37,205	(113,885)	42,600
Foreign currency translation adjustments	(35,357)	5,220	(54,676)	15,781
Minimum pension liability adjustment	(63,888)	37,873	(57,675)	41,170

	(134,380)	80,298	(226,236)	99,551

Comprehensive (loss) income	$(201,283)	$12,799	$(252,556)	$96,432

Net (loss) income per share:
Basic	$(0.72)	$(0.74)	$(0.28)	$(0.03)

Diluted	$(0.72)	$(0.74)	$(0.28)	$(0.03)

Weighted average common shares outstanding:
Basic	92,900	91,722	92,516	94,649

Diluted	92,900	91,722	92,516	94,649

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First American Reports Financial Results for the Fourth Quarter and Full Year 2008

Segment Information

(in thousands, except percentages)

(unaudited)

	For the Three Months Ended December 31
	Total revenues		Pretax (A)		Margins
	2008	2007	2008	2007	2008	2007
Financial Services
Title Insurance and Services	$811,889	$1,199,387	$(94,213)	$(185,494)	-11.6%	-15.5%
Specialty Insurance	72,441	78,166	368	4,174	0.5%	5.3%

	$884,330	$1,277,553	$(93,845)	$(181,320)	-10.6%	-14.2%

Information Solutions
Information and Outsourcing Solutions	$164,782	$172,858	$22,011	$28,000	13.4%	16.2%
Data and Analytic Solutions	138,439	133,084	22,124	5,388	16.0%	4.0%
Risk Mitigation and Business Solutions	193,947	325,241	(1,461)	148,129	-0.8%	45.5%

	$497,168	$631,183	$42,674	$181,517	8.6%	28.8%

	For the Twelve Months Ended December 31
	Total revenues		Pretax (A)		Margins
	2008	2007	2008	2007	2008	2007
Financial Services
Title Insurance and Services	$3,912,069	$5,555,970	$(117,229)	$(244,683)	-3.0%	-4.4%
Specialty Insurance	297,817	323,440	17,859	39,728	6.0%	12.3%

	$4,209,886	$5,879,410	$(99,370)	$(204,955)	-2.4%	-3.5%

Information Solutions
Information and Outsourcing Solutions	$739,168	$786,675	$145,161	$162,086	19.6%	20.6%
Data and Analytic Solutions	596,020	701,385	79,577	166,223	13.4%	23.7%
Risk Mitigation and Business Solutions	782,274	984,726	62,992	232,991	8.1%	23.7%

	$2,117,462	$2,472,786	$287,730	$561,300	13.6%	22.7%

(A) - (Loss) income before income tax, minority interest and corporate expenses

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Media Contact: Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Investor Contact: Mark Seaton Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com